PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	David A. Bowers
5430 LBJ Freeway, Suite 1700	President & CEO
Dallas, Texas 75240	Tel. 864-286-1122

COMPX REPORTS SECOND QUARTER 2011 RESULTS

DALLAS, TEXAS …August 2, 2011 … CompX International Inc. (AMEX: CIX) announced today sales of $35.2 million for the second quarter of 2011 compared to $34.4 million in the same period of 2010.  Operating income was $3.1 million in the second quarter of 2011 compared to $2.9 million in the same period in 2010.  Net income for the second quarter of 2011 was $1.6 million, or $0.13 per diluted share, compared to $1.7 million, or $0.14 per diluted share, in the second quarter of 2010.

For the six months ended June 30, 2011 sales were $70.0 million compared to $67.2 million in the previous year.  Operating income was $11.9 million for the six months ended June 30, 2011 compared to $4.7 million for 2010.  Net income for the six months ended June 30, 2011 was $5.6 million or $0.45 per diluted share, compared to $800,000, or $0.06 per diluted share, in 2010.  Net income for the for the six months ended June 30, 2011 was favorably impacted by a $7.5 million litigation settlement gain ($3.4 million, or $0.27 per diluted share, net of income taxes).  The 2010 six month period net income was impacted by a $1.9 million ($0.15 per diluted share) income tax charge in the first quarter of 2010 resulting from a change in the Company’s expectation relating to the repatriation of certain non-U.S. earnings.

Net sales increased for the second quarter and first six months of 2011 principally due to higher order rates from improved economic conditions in North America.  The increase in operating income for the same periods is primarily due to the net effects of:
•	For the six-month period, the positive impact of the litigation settlement gain recorded in the first quarter of 2011;
•	The positive impact of the higher sales in 2011 across most business segments;
•	The positive impact of lower litigation expense in 2011;
•	The negative impact in 2011 of relocation costs and production inefficiencies related to the consolidation of our precision slides facilities;
•	The negative impact on margins in 2011 caused by higher raw material costs; and
•	The negative impact of relative changes in foreign currency exchange rates in 2011.
.

“We are pleased our sales continued to improve in the second quarter as compared to the prior year, although growth occurred at a slower pace in the later part of the second quarter.  This appeared to be in line with uncertainties in the overall economy and may continue for the near term,” commented David A. Bowers, President & CEO.  “We have completed the facility consolidation within our Furniture Components segment and are beginning to see the resulting positive impact on our fixed manufacturing cost structure.  The ability to lower our fixed cost structure and implement other cost improvements is especially important in light of continuing increases in the price of raw materials.  In addition, we expect the recently completed acquisition of a small ergonomic components business will have a further positive impact on both future sales and facility utilization of our Furniture Components segment.”

CompX is a leading manufacturer of security products, furniture components and performance marine components.  It operates from six locations in the U.S., Canada and Taiwan and employs approximately 800 people.

Forward-Looking Statements
Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management’s belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with the development of new product features and other risks and uncertainties detailed in CompX’s Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2011	2010	2011

Net sales	$34.4	$35.2	$67.2	$70.0
Cost of goods sold	25.5	25.4	49.2	51.5
Gross profit	8.9	9.8	18.0	18.5
Selling, general and administrative expense	(5.6)	(5.9)	(11.4)	(12.1)
Litigation settlement gain	-	-	-	7.5
Litigation expense	(0.4)	-	(1.9)	(0.2)
Facility consolidation costs	-	(0.8)	-	(1.8)
Operating income	2.9	3.1	4.7	11.9
Other non-operating expenses, net	(0.1)	-	(0.3)	(0.2)
Income before income taxes	2.8	3.1	4.4	11.7
Provision for income taxes	1.1	1.5	3.6	6.1
Net income	$1.7	$1.6	$0.8	$5.6

Net income per diluted common share	$0.14	$0.13	$0.06	$0.45

Weighted average diluted common shares outstanding	12.4	12.4	12.4	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	June 30,
	2010	2011
Assets		(Unaudited)

Current assets:
Cash and equivalents	$13.9	$5.1
Accounts receivable, net	14.6	17.6
Inventories, net	18.4	20.7
Promissory note receivable	15.0	15.0
Deferred income taxes and other	3.5	4.6
Total current assets	65.4	63.0

Intangibles	32.3	32.1
Net property and equipment	59.9	58.3
Assets held for sale	2.4	2.4
Other assets	0.1	0.1

Total assets	$160.1	$155.9

Liabilities and Stockholders’ Equity

Current liabilities:
Current maturities of note payable to affiliate	$1.0	$1.0
Accounts payable and accrued liabilities	16.2	14.7
Interest payable to affiliate	0.9	-
Income taxes	2.0	1.8
Total current liabilities	20.1	17.5

Long-term debt	44.2	36.7
Deferred income taxes and other	11.9	14.6
Stockholders’ equity	83.9	87.1

Total liabilities and stockholders’ equity	$160.1	$155.9